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                                                                   EXHIBIT 4.1


                                    AMENDMENT
                                     TO THE
                       INTEGRATED PROCESS EQUIPMENT CORP.
                             1992 STOCK OPTION PLAN

      Pursuant to Section 15 of the Integrated Process Equipment Corp. 1992 Stock Option Plan (the "Plan"), the Plan is being hereby amended, effective as of the Effective Time as defined in the Agreement and Plan of Merger dated as of November 19, 1998 by and among SpeedFam International, Inc., SpeedFam, Inc. and Integrated Process Equipment Corp., as follows:

      1. The Plan shall be renamed the SpeedFam-IPEC, Inc. 1992 Stock Option Plan (formerly the "Integrated Process Equipment Corp. 1992 Stock Option Plan").

      2. Section 1 shall be amended to read as follows:

            1. History and Purposes of the Plan.

                  (a) The SpeedFam-IPEC, Inc. 1992 Stock Option Plan (formerly the "Integrated Process Equipment Corp. 1992 Stock Option Plan") (the "Plan") was originally established by Integrated Process Equipment Corp. Pursuant to the Agreement and Plan of Merger dated as of November 19, 1998 (the "Merger Agreement"), the Company agreed to assume all stock options granted under the Plan. The Plan was amended to reflect the assumption of such stock options effective as of the Effective Time, as defined in the Merger Agreement.

                  (b) The purposes of this Stock Plan are:

                        - to attract and retain the best available personnel for positions of substantial responsibility,

                        - to provide additional incentive to Employees and Consultants, and

                        -     to promote the success of the Company's business.

            Options granted under the Plan may be Incentive Stock Options or Nonstatutory Stock Options, as determined by the Administrator at the time of grant. Stock Purchase Rights may also be granted under the Plan.

      3. Section 2(f) shall be amended by revising the definition of "Common Stock" to read as follows:
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            (f) "Common Stock" means the Common Stock of the Company, without par value.

      4. Section 2(g) shall be amended by revising the definition of "Company" to read as follows:

            (g) "Company" means SpeedFam-IPEC, Inc., an Illinois corporation.

      5. Section 3 shall be amended by substituting "3,727,500" for "5,250,000".

      6. Sections 6(c)(i) and (ii) shall be amended by substituting "710,000" for "1,000,000" each time it appears.

      IN WITNESS WHEREOF, this Amendment has been executed by the Company on this 6th day of April, 1999.

                                       SPEEDFAM-IPEC, INC.

                                       /s/ James N. Farley
                                       -------------------
                                       By James N. Farley
                                       Its Co-Chairman of the Board


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